EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-197879) pertaining to the 2014 Omnibus Incentive Compensation Plan and the 2014 Non-Employee Director Plan of Orion Engineered Carbons S.A. of our report dated March 4, 2015, with respect to the consolidated financial statements of Orion Engineered Carbons S.A. included in this Annual Report (Form 20-F) for the year ended December 31, 2014.

/s/Stefan Pfeiffer /s/Titus Zwirner
Wirtschaftsprüfer Wirtschaftsprüfer
(German Public Auditor) (German Public Auditor)

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Essen, Germany

March 4, 2015